Exhibit 99.1

GRAHAM CORPORATION

ANNUAL STOCK-BASED LONG-TERM INCENTIVE AWARD PLAN

FOR SENIOR EXECUTIVES

(As Amended and Restated Effective May 29, 2019)

Purpose	The purpose of this Annual Stock-Based Long-Term Incentive Award Plan for Senior Executives (the “Plan”) is to motivate the senior executive officers of Graham Corporation (the “Company”) to increase shareholder value by providing them long-term stock-based awards for above-average Company performance.

Administration	The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall have final and conclusive authority to administer and interpret the Plan.

Eligibility	Eligible employees will include the President and Chief Executive Officer and such officer’s direct reports, subject to the approval by the Committee of such participation.

Award Periods	Annual awards under the Plan will be based on the fiscal year of the Company, beginning with its April 1, 2019 through March 31, 2020 fiscal year (each, a “Fiscal Year”).

Awards

Unless the Committee determines otherwise, annual awards under the Plan for the Fiscal Year will consist of shares of time-vesting restricted stock (“Time-Vested Restricted Stock”) and shares of performance-vesting restricted stock (“Performance-Vested Restricted Stock,” and together with Time-Vested Restricted Stock, “Restricted Stock”), which awards will be issued under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value, or a successor plan thereto or restatement thereof (the “Incentive Plan”), and will be subject to the terms thereof.

Time-Vested Restricted Stock.

Unless the Committee determines otherwise, Time-Vested Restricted Stock will vest as follows: one-third of the shares on the first anniversary of the date of grant, an additional one-third of the shares on the second anniversary of the date of grant and the remaining one-third of the shares on the third anniversary of the date of grant.

The number of shares of Time-Vested Restricted Stock to be issued to an eligible employee for a Fiscal Year will be determined by multiplying 50 percent (or such other percentage as may be determined by the Committee) of the eligible employee’s base salary then in effect by such employee’s Target L-T Incentive Percentage, and then dividing by the value of a share of stock on the date of grant, rounded to the nearest whole number.

Performance-Vested Restricted Stock.

Unless the Committee determines otherwise, Performance-Vested Restricted Stock will vest on the third anniversary of the date of grant, depending on the satisfaction of the performance goal matrices for the three-year period commencing with the 2020 Fiscal Year, which matrices will be determined by the Committee. In determining the performance for the three-year period commencing with a Fiscal Year, the Committee shall have the discretion to include or exclude any extraordinary events that positively or negatively affected the Company’s financial performance for the Fiscal Year.

The number of shares of Performance-Vested Restricted Stock to be issued to an eligible employee for a Fiscal Year will be determined by multiplying 50 percent (or such other percentage as may be determined by the Committee) of the eligible employee’s base salary then in effect by such employee’s Target L-T Incentive Percentage, and then dividing by the value of a share of stock on the date of grant, rounded to the nearest whole number.

Effect of Certain Events.

Notwithstanding any other provision of the Plan, the following terms shall apply to all Restricted Stock awarded under the Plan:

•  Upon the death of an eligible employee, any outstanding Time-Vested Restricted Stock awarded under the Plan will vest in full, and any outstanding Performance-Vesting Restricted Stock will vest pro-rata based on the satisfaction of the applicable performance goals through the end of the quarter immediately preceding the date of death.

•  Upon the Disability (as such term is defined by the Incentive Plan) of an eligible employee, any outstanding Time-Vested Restricted Stock awarded under the Plan will vest in full, and any outstanding Performance-Vesting Restricted Stock will vest pro-rata based on the satisfaction of the applicable performance goals through the end of the quarter immediately preceding the date of Disability.

•  Except as otherwise provided by the Plan or by the Committee, the unvested portion of Restricted Stock awarded under the Plan will terminate upon the termination or resignation of an eligible employee’s employment.

•  Unless the Committee determines otherwise, upon the termination of an eligible employee for cause (as such term shall be defined by the Committee), the unvested portion of all Restricted Stock awarded under the Plan will terminate.

Payment and Dividends	Annual awards for a Fiscal Year will be approved by the Committee and will be issued as soon as practicable after approval. Eligible employees shall be entitled to retain any dividends paid on shares of Restricted Stock awarded under the Plan.

Section 409A	The Plan and the Restricted Stock awarded thereunder, are intended to qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

Amendment & Termination

The Plan may be amended or terminated by the Committee at any time. No eligible employee will have any right to an award under the Plan until such award is approved by the Committee.

Neither the existence of the Plan nor the grant of an award in any year shall give an eligible employee any right to an award or similar award in future years or any right to continue such eligible employee’s employment relationship with the Company. All eligible employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

EXHIBIT A

TARGET L-T INCENTIVE PERCENTAGES

Position	Target L-T Incentive %
President and Chief Executive Officer	80%
Vice President, Finance and Administration and Chief Financial Officer	50%
Vice President, General Manager	50%
Vice President of Sales	35%
Controller and Chief Accounting Officer	35%

Notwithstanding the foregoing, the Committee shall have the discretion to specify a different Target L-T Incentive Percentage for a given position or employee for a given Fiscal Year.